Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE MONTHS AND FULL YEAR ENDED DECEMBER 31, 2013

Englewood, CO — February 26, 2014 — Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three months and full year ended December 31, 2013. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”), one of the nation’s largest and fastest-growing home security alarm monitoring companies.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to more than 1,000,000 residential and commercial customers as of December 31, 2013. Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights(1):

•                  Ascent’s net revenue for the three and twelve months ended December 31, 2013 increased 39.6% and 30.8%, respectively, driven by growth in the number of subscriber accounts and the related increase in monthly recurring revenue

•                  Ascent’s Adjusted EBITDA(2) for the three and twelve months ended December 31, 2013 increased 23.0% and 27.5%, respectively

•                  Ascent’s consolidated balance sheet remains strong with $174.2 million of cash and marketable securities as of December 31, 2013

•                  Monitronics’ Adjusted EBITDA for the three and twelve months ended December 31, 2013 increased 36.0% and 29.5%

•                  Monitronics subscriber accounts as of December 31, 2013 increased 28.8% to 1,046,155

•                  Average RMR per subscriber(3) as of December 31, 2013 increased 3.5% to $40.90

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “2013 was another great year for our business. The acquisition of Security Networks, coupled with the continuing growth of the core account base within Monitronics, led to another quarter and year of very strong revenue and Adjusted EBITDA growth. The integration of Security Networks is progressing on plan and the dealer affiliates we added through that acquisition are contributing as expected to our core growth engine. We are very pleased with where the business stands today and are encouraged by the prospects for its continued expansion.”

“We continue to be very bullish on the residential alarm monitoring business. We like the management team and business we have created, the strong growth we have achieved, and the investment opportunities we continue to see within the sector. We remain committed to pursuing additional investments within the industry that will further strengthen our already scaled position and enhance our growth profile and shareholder value.”

(1)  Comparisons are year-over-year unless otherwise specified.

(2)  For a definition of Adjusted EBITDA and applicable reconciliations, see the Appendix to this release. Ascent’s net loss from continuing operations for the three and twelve months ended December 31, 2013 totaled $12.6 million and $22.5 million, respectively.

(3)  Calculated as the average recurring monthly revenue per subscriber.

Mike Haislip, President and Chief Executive Officer of Monitronics said, “We are pleased with our solid fourth quarter and full year 2013 results as we achieved strong operational execution across all areas of our business. Our high quality portfolio of accounts, supported by the acquisition of Security Networks, continues to perform well with total subscriber accounts up 29% for the twelve months ended December 31, 2013.”

Mr. Haislip continued, “We remain confident that the residential security market offers attractive growth opportunities and we believe it is a great time to be involved in the industry. Home automation and interactive services are being increasingly embraced by our customers, with approximately 57% of new subscribers signing up for some form of these services in the quarter. As always, we remain disciplined in our approach to managing our business. Our consistent operating performance and the relative predictability of our model give us tremendous confidence in our prospects as we move into 2014 and beyond.”

Three and Twelve Months Ended December 31, 2013 Results

Ascent Capital Group, Inc.

For the three months ended December 31, 2013, Ascent reported net revenue of $132.8 million, an increase of 39.6% compared to $95.1 million for the three months ended December 31, 2012. For the twelve months ended December 31, 2013 net revenue increased 30.8% to $451.0 million. The increase in net revenue for the three and twelve month time periods is primarily attributable to the growth in the number of Monitronics’ subscriber accounts and the increase in average RMR per subscriber which were both driven in part by the August 16, 2013 acquisition of Security Networks.

Ascent’s total cost of services for the three and twelve months ended December 31, 2013 increased 58.3% and 48.3% to $23.2 million and $74.1 million, respectively. The increase for the three and twelve months ended December 31, 2013 is primarily attributable to increases in cellular and service costs at Monitronics. Cellular costs have increased due to more accounts being monitored across the cellular network, which often include interactive and home automation services. This has also resulted in higher service costs as existing subscribers upgrade their systems. Also contributing to the increase for the three and twelve months ended December 31, 2013 was the inclusion of $5.6 million and $8.2 million in Security Networks costs, respectively.

Selling, general & administrative (“SG&A”) expenses for the three months ended December 31, 2013 increased 36.0% to $26.9 million, and increased 24.5% to $92.0 million for the full year 2013. The increases are primarily attributable to increases in Monitronics SG&A costs as well as the inclusion of Security Networks SG&A of $4.3 million and $6.5 million for the three and twelve months ended December 31, 2013, respectively. The increase in Monitronics SG&A is attributable to increased payroll and other expenses due to Monitronics’ subscriber growth in 2013. For the full year, Monitronics also incurred acquisition and integration costs of $2.5 million and $1.3 million, respectively, related to the professional services and other costs incurred in connection with the Security Networks acquisition. Additionally, for the full year, Ascent’s consolidated stock-based compensation expense increased approximately $2.9 million, related to restricted stock and option awards granted to certain executives of Ascent in late 2012 and throughout 2013.

For the three months ended December 31, 2013, Ascent’s Adjusted EBITDA increased 23.0% to $86.3 million. For the full year 2013, Ascent’s Adjusted EBITDA increased 27.5% to $304.5 million. The increases in Adjusted EBITDA for both periods was primarily due to revenue and subscriber growth at Monitronics, partially offset by higher operating and service costs. Additionally, the percentage increase in Adjusted EBITDA for the three months ended December 31, 2013 was impacted by a gain on sale of Ascent real estate of approximately $7.4 million recognized in the three months ended December 31, 2012.

Ascent reported a net loss from continuing operations for the three and twelve months ended December 31, 2013 of $12.6 million and $22.5 million, respectively, compared to a net loss from continuing operations of $585,000 and $25.0 million for the same periods in 2012.

Monitronics International, Inc.

For the three and twelve months ended December 31, 2013, Monitronics reported net revenue of $132.8 million and $451.0 million, increases of 39.6% and 30.8%, respectively. The increase in net revenue for the three and twelve month time periods is primarily attributable to growth in the number of Monitronics’ subscriber accounts and the increase in average RMR per subscriber. The growth in subscriber accounts reflects the effects of the acquisition of Security Networks in August 2013, which included over 200,000 subscriber accounts, the acquisition of over 136,000 accounts through Monitronics’ authorized dealer program subsequent to December 31, 2012, and the purchase of approximately 18,200 accounts in various bulk buys over the last 12 months. Average RMR per subscriber increased from $39.50 as of December 31, 2012 to $40.90 as of December 31, 2013. Partially offsetting the increase in net revenue for the twelve months ended December 31, 2013 is the negative impact of a $2.7 million fair value adjustment that reduced deferred revenue acquired in the Security Networks acquisition.

Monitronics’ total cost of services for the three and twelve months ended December 31, 2013 increased 58.3% and 48.3% to $23.2 million and $74.1 million, respectively. The increase for the three and twelve months ended December 31, 2013 is primarily attributable to increases in cellular and service costs.  Cellular costs have increased due to more accounts being monitored across the cellular network, which often include interactive and home automation services.  This has also resulted in higher service costs as existing subscribers upgrade their systems.  Also contributing to the increase for the three and twelve months ended December 31, 2013 was the inclusion of $5.6 million and $8.2 million in Security Networks costs, respectively.

Monitronics’ SG&A costs for the three months and twelve months ended December 31, 2013 increased 42.2% to $23.2 million and 28.5% to $77.2 million. The increased Monitronics SG&A costs for the three and twelve months ended December 31, 2013 are attributable to increased payroll and other expenses due to Monitronics subscriber growth in 2013, as well as the inclusion of Security Networks SG&A of $4.3 million and $6.5 million, respectively.  For the full year, SG&A expense also includes acquisition and integration costs of $2.5 million and $1.3 million, respectively, related to professional services and other costs incurred in connection with the Security Networks acquisition.

Monitronics’ Adjusted EBITDA for the three months ended December 31, 2013 was $87.8 million, an increase of 36.0% versus the three months ended December 31, 2012. For the twelve months ended December 31, 2013, Monitronics’ Adjusted EBITDA increased 29.5% to $305.3 million. The increase in Adjusted EBITDA for the quarter and full year is primarily due to revenue and subscriber growth at Monitronics driven by accounts acquired through Monitronics’ authorized dealer program, the acquisition of Security Networks and various bulk account purchases over the last twelve months. Monitronics’ Adjusted EBITDA as a percentage of revenue was 66.1% in the quarter ended December 31, 2013, compared to 67.9% for the three months ended December 31, 2012. Monitronics’ Adjusted EBITDA as a percentage of revenue for the twelve months ended December 31, 2013 totaled 67.7%, compared to 68.3% for the year-ago period.

Monitronics reported net losses for the three and twelve months ended December 31, 2013 of $10.3 million and $17.6 million, respectively.

The table below presents subscriber data for the twelve months ended December 31, 2013 and 2012:

	Twelve Months Ended December 31,
	2013	2012

Beginning balance of accounts	812,539	700,880
Accounts acquired	354,541	202,379
Accounts cancelled	(111,889)	(89,724)
Canceled accounts guaranteed by dealer and acquisition adjustment (a) (b)	(9,036)	(996)
Ending balance of accounts	1,046,155	812,539
Monthly weighted average accounts	908,921	732,694
Attrition rate	(12.3)%	(12.2)%

(a)         Canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)         Includes 2,064 subscriber accounts that were proactively cancelled during 2013 which were active with both Monitronics and Security Networks upon acquisition.

During the three months ended December 31, 2013, Monitronics acquired 37,341 subscriber accounts. Acquired contracts for the twelve months ended December 31, 2013 include 203,898 accounts acquired in the Security Networks acquisition, which was completed on August 16, 2013, and the acquisition of over 136,000 accounts through Monitronics’ authorized dealer program subsequent to December 31, 2012, and the purchase of approximately 18,200 accounts in various bulk buys over the last 12 months.

Monitronics’ trailing twelve month attrition for the period ending December 31, 2013 was 12.3% compared to 12.2% for the year ended December 31, 2012.

Ascent Liquidity and Capital Resources

At December 31, 2013, on a consolidated basis, Ascent had $44.7 million of cash and cash equivalents and $129.5 million of marketable securities. The company may use a portion of these assets to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

During the twelve months ended December 31, 2013, Monitronics used cash of $234.9 million to fund subscriber account acquisitions, excluding accounts acquired in the Security Networks acquisition and net of holdback and guarantee obligations.

At December 31, 2013, the existing long-term debt principal balance of $1.6 billion includes Monitronics’ Senior Notes, Credit Facility and Credit Facility revolver and Ascent’s Convertible Notes. The Convertible Notes have an outstanding principal balance of $103.5 million as of December 31, 2013 and mature on July 15, 2020. Monitronics’ Senior Notes have an outstanding principal balance of $585.0 million as of December 31, 2013 and mature on April 1, 2020. The Credit Facility term loans have an outstanding principal balance of $907.5 million as of December 31, 2013 and require principal payments of approximately $2.3 million per quarter with the remaining outstanding balance becoming due on

March 23, 2018. The Credit Facility revolver has an outstanding balance of $19.5 million as of December 31, 2013 and becomes due on December 22, 2017.

Conference Call

Ascent will host a conference call today, February 26, 2014, at 5:00 p.m. ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 59199384. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through April 5, 2014 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 59199384.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://www.ascentcapitalgroupinc.com/Investor-Relations.aspx.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, acquisition opportunities, market potential, consumer demand for interactive and home automation services, the integration of Security Networks’ operations, future financial prospects and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent, our ability to capitalize on acquisition opportunities, general market and economic conditions, and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Form 10-K for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiary, Monitronics International Inc., one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

###

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

Amounts in thousands, except share amounts

	As of December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$44,701	78,422
Restricted cash	40	2,640
Marketable securities, at fair value	129,496	142,587
Trade receivables, net of allowance for doubtful accounts of $1,937 in 2013 and $1,436 in 2012	13,019	10,891
Deferred income tax assets, net	7,128	3,807
Income taxes receivable	7	132
Prepaid and other current assets	8,400	15,989
Assets held for sale	1,231	7,205
Total current assets	204,022	261,673

Property and equipment, net of accumulated depreciation of $35,528 in 2013 and $30,570 in 2012	56,528	56,491
Subscriber accounts, net of accumulated amortization of $503,497 in 2013 and $308,487 in 2012	1,340,954	987,975
Dealer network and other intangible assets, net of accumulated amortization of $34,297 in 2013 and $20,580 in 2012	64,635	29,853
Goodwill	526,513	350,213
Other assets, net	32,152	22,634
Assets of discontinued operations	—	54
Total assets	$2,224,804	1,708,893

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,096	1,532
Accrued payroll and related liabilities	3,602	3,504
Other accrued liabilities	34,431	31,650
Deferred revenue	14,379	10,327
Holdback liability	19,758	10,818
Current portion of long-term debt	9,166	6,950
Liabilities of discontinued operations	7,136	7,369
Total current liabilities	95,568	72,150

Non-current liabilities:
Long-term debt	1,572,098	1,101,433
Long-term holdback liability	6,698	—
Derivative financial instruments	2,013	12,359
Deferred income tax liability, net	16,798	8,187
Other liabilities	17,808	6,161
Total liabilities	1,710,983	1,200,290

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,672,674 and 13,389,821 shares at December 31, 2013 and December 31, 2012, respectively	137	134
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 384,212 and 737,166 shares at December 31, 2013 and December 31, 2012, respectively	4	7
Series C common stock, $.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,470,056	1,453,700
Accumulated deficit	(958,115)	(935,708)
Accumulated other comprehensive income (loss), net	1,739	(9,530)
Total stockholders’ equity	513,821	508,603
Total liabilities and stockholders’ equity	$2,224,804	1,708,893

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

Amounts in thousands, except per share amounts

	Year ended December 31,
	2013	2012	2011

Net revenue	$451,033	344,953	311,898
Operating expenses:
Cost of services	74,136	49,978	40,699
Selling, general, and administrative, including stock-based and long-term compensation	92,002	73,868	77,364
Amortization of subscriber accounts, dealer network and other intangible assets	208,760	163,468	159,619
Depreciation	8,941	8,404	7,052
Restructuring charges	1,111	—	4,258
Loss (gain) on sale of operating assets, net	(5,473)	(8,670)	565
Loss on pension plan settlements	—	6,571	—
Impairment of assets held for sale	—	1,692	—
	379,477	295,311	289,557

Operating income	71,556	49,642	22,341

Other income (expense):
Interest income	3,752	4,011	671
Interest expense	(95,836)	(71,467)	(42,856)
Realized and unrealized loss on derivative financial instruments	—	(2,044)	(10,601)
Refinancing expense	—	(6,245)	—
Other income, net	2,198	3,696	4,042
	(89,886)	(72,049)	(48,744)

Loss from continuing operations before income taxes	(18,330)	(22,407)	(26,403)
Income tax expense from continuing operations	(4,206)	(2,594)	(2,498)
Net loss from continuing operations	(22,536)	(25,001)	(28,901)

Discontinued operations:
Earnings (loss) from discontinued operations	169	(3,742)	48,836
Income tax expense from discontinued operations	(40)	(606)	(47)
Earnings (loss) from discontinued operations, net of income taxes	129	(4,348)	48,789

Net income (loss)	(22,407)	(29,349)	19,888

Other comprehensive income (loss):
Foreign currency translation adjustments	121	256	(2,950)
Unrealized holding gain (loss), net of income tax	(1,169)	2,543	124
Unrealized gain (loss) on derivative contracts, net	12,317	(12,243)	—
Pension liability adjustment	—	4,690	863
Total other comprehensive income (loss)	11,269	(4,754)	(1,963)

Comprehensive income (loss)	$(11,138)	(34,103)	17,925

Basic and diluted earnings (loss) per share
Continuing operations	$(1.62)	(1.78)	(2.03)
Discontinued operations	0.01	(0.31)	3.43
Net income (loss)	$(1.61)	(2.09)	1.40

 ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Amounts in thousands

	Year ended December 31,
	2013	2012	2011

Cash flows from operating activities:
Net income (loss)	$(22,407)	(29,349)	19,888
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	(129)	4,348	(48,789)
Amortization of subscriber accounts, dealer network and other intangible assets	208,760	163,468	159,619
Depreciation	8,941	8,404	7,052
Stock-based compensation	8,174	5,298	4,732
Deferred income tax expense	1,139	436	169
Unrealized (gain) loss on derivative financial instruments	—	(6,793)	(28,044)
Refinancing expense	—	6,245	—
Long-term debt discount amortization	2,302	4,473	16,985
Loss (gain) on sale of assets, net	(5,473)	(8,670)	565
Loss on pension plan settlements	—	6,571	—
Impairment of assets held for sale	—	1,692	—
Other non-cash activity, net	11,028	9,066	6,428
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(8,165)	(5,778)	(5,365)
Prepaid expenses and other assets	8,638	(3,579)	225
Payables and other liabilities	(525)	3,930	(3,785)
Operating activities from discontinued operations, net	(50)	(12,972)	1,558
Net cash provided by operating activities	212,233	146,790	131,238

Cash flows from investing activities:
Capital expenditures	(9,939)	(6,076)	(4,242)
Cost of subscriber accounts acquired	(234,914)	(304,665)	(162,714)
Cash paid for acquisitions, net of cash acquired	(478,738)	—	—
Purchases of marketable securities	(21,770)	(99,667)	(40,253)
Proceeds from sales of marketable securities	33,415	—	—
Decrease in restricted cash	2,600	55,963	4,719
Proceeds from the sale of discontinued operations	—	—	99,488
Proceeds from the sale of operating assets	12,886	17,280	—
Other investing activities	(100)	—	—
Investing activities from discontinued operations, net	—	—	(3,196)
Net cash used in investing activities	(696,560)	(337,165)	(106,198)

Cash flows from financing activities:
Proceeds from long-term debt	639,075	1,277,900	78,800
Payments on long-term debt	(138,048)	(1,133,387)	(59,800)
Payments of financing costs	(11,136)	(46,721)	—
Stock option exercises	171	327	1,291
Purchases and retirement of common stock	(33,436)	(12,880)	(11,488)
Bond hedge and warrant transactions, net	(6,107)	—	—
Other financing activities, net	87	—	—
Financing activities from discontinued operations, net	—	—	(142)
Net cash provided by financing activities	450,606	85,239	8,661
Net increase (decrease) in cash and cash equivalents	(33,721)	(105,136)	33,701
Cash and cash equivalents at beginning of year	78,422	183,558	149,857
Cash and cash equivalents at end of year	$44,701	78,422	183,558

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.”  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts and dealer network), realized and unrealized gain/(loss) on derivative instruments, restructuring charges, stock-based and other non-cash long-term incentive compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent Capital’s total Adjusted EBITDA to net loss from continuing operations

(amounts in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Total Adjusted EBITDA	$86,291	70,166	$304,474	238,771
Amortization of subscriber accounts dealer network and other intangible assets	(62,701)	(45,223)	(208,760)	(163,468)
Depreciation	(2,581)	(1,718)	(8,941)	(8,404)
Loss on pension plan settlements	—	—	—	(6,571)
Stock-based and long-term incentive compensation	(2,639)	(1,370)	(8,174)	(5,298)
Restructuring charges	(709)	—	(1,111)	—
Security Networks acquisition related costs	—	—	(2,470)	—
Security Networks integration related costs	(729)	—	(1,264)	—
Impairment of assets held for sale	—	(1,692)		(1,692)
Realized and unrealized loss on derivative instruments	—	—	—	(2,044)
Refinancing costs	—	—	—	(6,245)
Interest income	936	1,003	3,752	4,011
Interest expense	(29,186)	(21,209)	(95,836)	(71,467)
Income tax expense from continuing operations	(1,266)	(542)	(4,206)	(2,594)

Net loss from continuing operations	$(12,584)	(585)	$(22,536)	(25,001)

The following table provides a reconciliation of Monitronics’ total Adjusted EBITDA to net loss (amounts in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Total Adjusted EBITDA	$87,778	64,553	$305,250	235,675
Amortization of subscriber accounts, dealer network and other intangible assets	(62,701)	(45,223)	(208,760)	(163,468)
Depreciation	(2,208)	(1,296)	(7,327)	(5,286)
Stock-based and long-term incentive compensation	(654)	(416)	(1,779)	(1,384)
Restructuring charges	(709)	—	(1,111)	—
Security Networks acquisition related costs	—	—	(2,470)	—
Security Networks integration related costs	(729)	—	(1,264)	—
Realized and unrealized loss on derivative instruments	—	—	—	(2,044)
Refinancing costs	—	—	—	(6,245)
Interest expense	(29,820)	(21,193)	(96,145)	(71,405)
Income tax expense	(1,211)	(581)	(4,017)	(2,619)

Net loss	$(10,254)	(4,156)	$(17,623)	(16,776)